Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Performance Securities with Partial Protection	$7,293,300	$520.01
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 13, 2009 and Prospectus Supplement dated January 13, 2009)

UBS AG $7,293,300 Performance Securities with Partial Protection Linked to a Currency Basket versus the U.S. dollar due February 19, 2013

Strategic Alternatives to Traditional Investments

Investment Description

These Performance Securities with Partial Protection are senior unsecured debt securities issued by UBS AG (the “Issuer”) linked to a Currency Basket relative to the U.S. dollar (the “Securities”). The Securities provide potentially enhanced returns based on the depreciation of the U.S. dollar (“USD”) relative to a currency basket (the “Basket”), as well as protection from the first 20% depreciation in the Basket relative to the U.S. dollar and will have 1-for-1 downside exposure to any Basket depreciation below -20%. The Basket is composed of five currencies: the Australian dollar (“AUD”), the Brazilian real (“BRL”) (BRL is an emerging market currency), the Canadian dollar (“CAD”), the Norwegian krone (“NOK”) and the New Zealand dollar (“NZD”) (each a “Basket Currency” and collectively the “Basket Currencies”). The Securities are not subject to a maximum gain and, accordingly, any return at maturity will be determined by the depreciation of the USD relative to the Basket. The Securities do not bear interest. Investing in the Securities is subject to significant risks, including a potential loss of up to 80% of principal. The partial protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including the partial protection feature, is subject to the creditworthiness of the Issuer.

Features
☐	Tactical Investment Opportunity: If you believe the U.S. dollar will depreciate relative to the Basket, the Securities provide an opportunity for positive returns with 300% participation at maturity with reduced downside market risk if the U.S dollar appreciates relative to the Basket.
☐	Partial Protection Feature: If you hold the Securities to maturity, your investment will be protected from the first 20% depreciation in the Basket relative to the U.S. dollar, subject to the creditworthiness of UBS, and will have 1-for-1 downside exposure to any Basket depreciation below -20%.
☐	Diversification Opportunity: The Securities provide an opportunity to diversify your portfolio through exposure to foreign currencies.

Key Dates

Trade Date	February 12, 2010
Settlement Date	February 18, 2010
Final Valuation Date(1)	February 13, 2013
Maturity Date(1)	February 19, 2013
(1)	Subject to postponement in the event of a market disruption event.

Security Offering

These terms relate to the Securities linked to the Currency Basket relative to the U.S. dollar. Since the Securities are not fully principal protected even if held to maturity, investors may lose up to 80% of their investment in the Securities if the Basket Return is negative (subject to market conditions, it is possible that the market price of the securities could trade below 80% prior to maturity). The Securities do not bear interest. Any payment on the Securities is subject to the creditworthiness of the Issuer. The Securities are offered at a minimum investment of one hundred Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Basket Currencies	Initial Spot Rates	Participation Rate	Basket Starting Level	CUSIP	ISIN
AUD/USD	0.8873	300%	100%	902661768	US9026617681
USD/BRL	1.8446
USD/CAD	1.0515
USD/NOK	5.9165
NZD/USD	0.6962

See “Final Terms” on page 3. The Securities we are offering will have the terms set forth in the accompanying prospectus supplement, the accompanying currency and commodity supplement, the accompanying prospectus and this pricing supplement. See “Key Risks” beginning on page 9 and the more detailed “Risk Factors” beginning on page PS-7 of the accompanying prospectus supplement relating to the Securities for risks related to an investment in the Securities. The Securities do not guarantee any return of principal in excess of $2.00 per $10.00 invested. A Basket Return of less than -20% at maturity will result in a loss of principal, subject to a maximum loss of 80%.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus supplement, the accompanying currency and commodity supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS
Per Security	$10.00	$0.25	$9.75
Total	$7,293,300.00	$182,332.50	$7,110,967.50

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated February 12, 2010

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and a currency and commodity supplement for the various securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC web site at www.sec.gov as follows:

➢	Prospectus supplement dated January 13, 2009: http://www.sec.gov/Archives/edgar/data/1114446/000139340109000076/v136622_69521-424b2.htm
➢	Currency and commodity supplement dated January 13, 2009: http://www.sec.gov/Archives/edgar/data/1114446/000139340109000045/v136621_69520-424b2.htm
➢	Prospectus dated January 13, 2009: http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Securities” refers to the Performance Securities with Partial Protection Linked to a Currency Basket relative to the U.S. dollar that are offered hereby. Also, references to the “prospectus supplement” mean the UBS prospectus supplement titled “Notes Linked to a Currency or Commodity or a Basket Comprised of Currencies or Commodities”, dated January 13, 2009, references to the “currency and commodity supplement” mean the UBS Currency and Commodity Supplement Debt Securities and Warrants, dated January 13, 2009, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants”, dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

➢	You seek an investment with a return linked to the performance of the Australian dollar, the Brazilian real, the Canadian dollar, the Norwegian krone and the New Zealand dollar relative to the U.S. dollar
➢	You believe the U.S. dollar will depreciate relative to the Basket Currencies
➢	You are willing to invest in securities that offer partial principal protection, when the Securities are held to maturity, and are willing to risk losing up to 80% of your investment
➢	You do not seek current income from this investment
➢	You are willing to hold the Securities to maturity, a term of 3 years, and are aware that there may be little or no secondary market for the Securities
➢	You are willing to invest in the Securities based on the Participation Rate
➢	You are comfortable with the creditworthiness of UBS, as Issuer of the Securities

The Securities may not be suitable for you if, among other considerations:

➢	You do not seek an investment with exposure to the Australian dollar, the Brazilian real, the Canadian dollar, the Norwegian krone and the New Zealand dollar relative to the U.S. dollar
➢	You believe that the U.S. dollar will not depreciate, or will increase, relative to the Basket Currencies
➢	You seek an investment that is 100% principal protected
➢	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings
➢	You seek current income from your investments
➢	You are unable or unwilling to hold the Securities to maturity, a term of 3 years
➢	You seek an investment for which there will be an active secondary market
➢	You are not willing or are unable to assume the credit risk associated with UBS, as Issuer of the Securities

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page 9 and more detailed “Risk Factors” beginning on page PS-7 of the prospectus supplement for risks related to an investment in the Securities.

Final Terms(1)

Issuer	UBS AG, Jersey Branch
Issue Size	$7,293,300
Issue Price	$10.00 per Security; minimum purchase of 100 Securities ($1,000 minimum investment).
Term	3 years
Basket	The Australian dollar (“AUD”), the Brazilian real (“BRL”), the Canadian dollar (“CAD”), the Norwegian krone (“NOK”) and the New Zealand dollar (“NZD”) (each a “Basket Currency” and collectively the “Basket Currencies”).
Basket Currency	For each Basket Currency as set forth below:
Weighting	AUD/USD Spot Rate 20%
USD/BRL Spot Rate 20%
USD/CAD Spot Rate 20%
USD/NOK Spot Rate 20%
NZD/USD Spot Rate 20%
Participation Rate	300%.
Protection Percentage(2)	20%
Payment at Maturity	If the Basket Return is positive, you will receive 100% of your principal plus an additional payment equal to your principal × the Basket Return × the Participation Rate.
If the Basket Return is between 0% and -20%, you will receive 100% of your principal.
If the Basket Return is less than -20%, you will lose 1% (or a fraction thereof) of your principal for each percentage point (or a fraction thereof) that the Basket Return is below -20%.
Accordingly, if the Basket has declined by more than 20% over the term of the Securities, you may lose up to 80% of your principal.
Basket Return	A percentage equal to:
Basket Ending Level – Basket Starting Level Basket Starting Level
Basket Starting Level	100
Basket Ending Level	The Basket closing level on the Final Valuation Date, equal to 100 × (1 plus the sum of the Weighted Currency Returns)
Weighted Currency	For each Basket Currency:
Return	Currency Return × Basket Currency Weighting
Currency Return	For AUD/USD and NZD/USD spot rate
Final Spot Rate – Initial Spot rate Final Spot Rate
For USD/BRL, USD/CAD and USD/NOK spot rates
Initial Spot Rate – Final Spot Rate Initial Spot Rate

Final Spot Rate	For AUD, CAD, NOK and NZD the spot rate for the relevant Basket Currency relative to the U.S. dollar determined by the calculation agent as observed through trades through the Electronic Broking Services, Reuters Dealing 3000 and various voice brokers at approximately 10:00 a.m. New York City time on the Final Valuation Date, subject to any further determination of the calculation agent as set forth in the prospectus supplement and the currency and commodity supplement.
For BRL, the spot rate for BRL relative to the U.S. dollar on the Final Valuation Date, determined by the calculation agent as set forth in the prospectus supplement and the currency and commodity supplement.
For a more complete description of the determination of the Final Spot Rate, refer to the currency and commodity supplement pages CCS-2 for AUD and CAD, CCS-5 for NOK and NZD and CCS-11 for BRL.
Initial Spot Rate	For each Basket Currency, the spot rate determined by the calculation agent as observed through trades through the Electronic Broking Services, Reuters Dealing 3000 and various voice brokers at 4:00 p.m. New York City Time on the Trade Date.
Initial Spot Rates	AUD/USD 0.8873
USD/BRL 1.8446
USD/CAD 1.0515
USD/NOK 5.9165
NZD/USD 0.6962
Final Valuation Date	February 25, 2013, unless the calculation agent determines that a market disruption event (as set forth in the prospectus supplement and currency and commodity supplement) occurs or is continuing on any such day. In that event, or if the Final Valuation Date is not a business day, the Final Valuation Date will be the first preceding or first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Securities be postponed by more than 30 consecutive days for the calculation of the USD/BRL spot rate and 10 consecutive days for the calculation of each of the AUD/USD, USD/CAD, USD/NOK and NZD/USD spot rates.
Coupon Payment	We will not pay you interest during the term of the Securities.
(1)	UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.
(2)	Principal protection is provided by UBS and, therefore, is dependent on the ability of UBS to satisfy its obligations when they come due.

Determining Payment at Maturity

If the Basket Return is lower than -20%, you will lose 1% (or a fraction thereof) of the principal amount of your Securities for every 1% (or a fraction thereof) that the Basket Return is below -20%. Accordingly, for each $10.00 invested, your payment at maturity will be calculated as follows:

$10.00 + ($10.00 × (Basket Return + the Protection Percentage))

As such, you could lose up to 80% of your principal depending on how much the Basket declines.

How will your payment at maturity be calculated?

Your payment at maturity will depend on the Basket Ending Level relative to the Basket Starting Level.

➢	If the Basket Ending Level is more than the Basket Starting Level (i.e., the Basket Return is positive), you will receive your principal amount plus an additional amount based on the Basket Return multiplied by the Participation Rate.
➢	If the Basket Ending Level is less than or equal to the Basket Starting Level at 100 (i.e., the Basket Return is zero to and including -20%), you will receive your principal amount.
➢	If the Basket Ending Level is less than or equal to the Basket Starting Level of 100 (i.e., the Basket Return is less than -20%), you will lose 1% (or a fraction thereof) of principal for every 1% (or a fraction thereof) decline in the value of the Basket exceeding -20%, subject to a maximum loss of 80%.

Step 1: Calculate the Currency Return for each of the Basket Currencies.

The AUD Currency Return is the difference between the AUD/USD Final Spot Rate and the AUD/USD Initial Spot Rate relative to the AUD/USD Final Spot Rate, expressed as a percentage and calculated as follows:

AUD Currency Return  =
AUD/USD Final Spot Rate – AUD/USD Initial Spot Rate

AUD/USD Final Spot Rate

An increase in the value of the Australian dollar relative to the U.S. dollar is expressed as an increase in the AUD/USD spot rate.

The BRL Currency Return is the difference between the USD/BRL Initial Spot Rate and the USD/BRL Final Spot Rate relative to the USD/BRL Initial Spot Rate, expressed as a percentage and calculated as follows:

BRL Currency Return  =
USD/BRL Initial Spot Rate – USD/BRL Final Spot Rate

USD/BRL Initial Spot Rate

An increase in the value of the Brazilian reais relative to the U.S. dollar is expressed as a decrease in the USD/BRL spot rate.

The CAD Currency Return is the difference between the USD/CAD Initial Spot Rate and the USD/CAD Final Spot Rate relative to the USD/CAD Initial Spot Rate, expressed as a percentage and calculated as follows:

CAD Currency Return  =
USD/CAD Initial Spot Rate – USD/CAD Final Spot Rate

USD/CAD Initial Spot Rate

An increase in the value of the Canadian dollar relative to the U.S. dollar is expressed as a decrease in the USD/CAD spot rate.

The NOK Currency Return is the difference between the USD/NOK Initial Spot Rate and the USD/NOK Final Spot Rate relative to the USD/NOK Initial Spot Rate, expressed as a percentage and calculated as follows:

NOK Currency Return  =
USD/NOK Initial Spot Rate – USD/NOK Final Spot Rate

USD/NOK Initial Spot Rate

An increase in the value of the Norwegian krone relative to the U.S. dollar is expressed as a decrease in the USD/NOK spot rate.

The NZD Currency Return is the difference between the NZD/USD Final Spot Rate and the NZD/USD Initial Spot Rate relative to the NZD/USD Final Spot Rate, expressed as a percentage and calculated as follows:

NZD Currency Return  =
NZD/USD Final Spot Rate – NZD/USD Initial Spot Rate

NZD/USD Final Spot Rate

An increase in the value of the New Zealand dollar relative to the U.S. dollar is expressed as an increase in the NZD/USD spot rate.

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level will be calculated as follows:

100 × (1 + (20% × AUD Currency Return) + (20% × BRL Currency Return) + (20% × CAD Currency Return) +
(20% × NOK Currency Return) + (20% × NZD Currency Return))

Step 3: Calculate the Basket Return

Basket Return  =
Basket Ending Level – Basket Starting Level

Basket Starting Level

Step 4: Calculate the payment at maturity.

If the Basket Return is positive, your payment at maturity per Security will be calculated as follows:

$10.00 + ($10.00 × Participation Rate × Basket Return)

If the Basket Return is between 0% and -20%, you will receive 100% of your principal.

If the Basket Return is below -20%, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the Basket Return is below -20%, subject to a maximum loss of 80%.

Accordingly, you will receive a cash payment equal to:

$10.00 + ($10.00 × (Basket Return + the Protection Percentage))

You could lose up to 80% of your investment in the Securities depending on how much the value of the Basket declines.

Examples at Maturity

The following examples for the payment at maturity of the Securities are based on a Participation Rate of 300%.

Hypothetical Performance at Maturity

Participation Rate: 300%, if the Basket Return is positive.

Hypothetical Basket Return	Cash Settlement Amount	Cash Settement Amount – Issue Price	Percentage Return on the Securities
70.000%	$31.000	$21.000	210.000%
60.000%	$28.000	$18.000	180.000%
50.000%	$25.000	$15.000	150.000%
40.000%	$22.000	$12.000	120.000%
30.000%	$19.000	$9.000	90.000%
20.000%	$16.000	$6.000	60.000%
10.000%	$13.000	$3.000	30.000%
5.000%	$11.500	$1.500	15.000%
0.000%	$10.000	$0.000	0.000%
-5.000%	$10.000	$0.000	0.000%
-10.000%	$10.000	$0.000	0.000%
-20.000%	$10.000	$0.000	0.000%
-30.000%	$9.000	-$1.000	-10.000%
-40.000%	$8.000	-$2.000	-20.000%
-50.000%	$7.000	-$3.000	-30.000%
-60.000%	$6.000	-$4.000	-40.000%
-70.000%	$5.000	-$5.000	-50.000%
-80.000%	$4.000	-$6.000	-60.000%
-90.000%	$3.000	-$7.000	-70.000%
-100.000%	$2.000	-$8.000	-80.000%

Hypothetical Examples(1):

The following payment examples for the Securities show scenarios for the payment at maturity of the Securities, illustrating positive and negative Basket Returns. The following examples are, like the above, based on a Participation Rate of 300%, as well as Initial Spot Rates and hypothetical Final Spot Rates (the actual Final Spot Rates will be determined on the Final Valuation Date), for the Basket Currencies, and the Basket Ending Level and Basket Return resulting therefrom. The hypothetical Final Spot Rate values for the Basket Currencies have been chosen arbitrarily for the purpose of illustration only, are not associated with UBS research forecasts for any Basket Currency’s exchange rate and should not be taken as indicative of the future performance of any Basket Currency. In some instances, values have been rounded for ease of analysis.

Example A: The Level of the Basket increases from a Basket Starting Level of 100 to a Basket Ending Level of 110. Because the Basket Ending Level is 110 and the Basket Starting Level is 100, The Basket Return is 10%, calculated as follows:

(110 - 100)/100 = 10%

Because the Basket Return is equal to 10%, which is positive, the payment at maturity is equal to $13.00 per $10.00 principal amount of Security, calculated as follows:

$10.00 + ($10.00 × 300% × 10%) = $13.00

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Basket Currency Weighting	Weighted Currency Return
AUD	0.8873	0.9859	10.00%	20.00%	2.00%
BRL	1.8446	1.6601	10.00%	20.00%	2.00%
CAD	1.0515	0.9464	10.00%	20.00%	2.00%
NOK	5.9165	5.3249	10.00%	20.00%	2.00%
NZD	0.6962	0.7736	10.00%	20.00%	2.00%
Sum of weighted Currency Returns =					10.00%
Basket Ending Level = 100 (1 + Sum of weighted Currency Returns) =					110.00

Example B: The level of the Basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 90. Because the Basket Ending Level is 90 and the Basket Starting Level is 100, the Basket Return is -10%, calculated as follows:

(90 - 100)/100 = -10%

Because the Basket Return is equal to -10%, which is negative but not less than -20%, payment at maturity is equal to $10.00 per $10.00 Security (no loss of principal).

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Basket Currency Weighting	Weighted Currency Return
AUD	0.8873	0.8066	-10.00%	20.00%	-2.00%
BRL	1.8446	2.0291	-10.00%	20.00%	-2.00%
CAD	1.0515	1.1567	-10.00%	20.00%	-2.00%
NOK	5.9165	6.5082	-10.00%	20.00%	-2.00%
NZD	0.6962	0.6329	-10.00%	20.00%	-2.00%
Sum of weighted Currency Returns =					-10.00%
Basket Ending Level = 100 (1 + Sum of weighted Currency Returns) =					90.00

Example C:  The level of the Basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 60. Because the Basket Ending Level is 60 and the Basket Starting Level is 100, the Basket Return is -40%, calculated as follows:

(60 – 100)/100 = -40%

Because the Basket Return is equal to -40%, which is less than -20%, payment at maturity is equal to $8.00 per $10.00 Security (a loss of $2.00 in principal per $10.00 Security), calculated as follows:

$10.00 + ($10.00 × (-40% + 20%)) = $8.00

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Basket Currency Weighting	Weighted Currency Return
AUD	0.8873	0.6338	-40.00%	20.00%	-8.00%
BRL	1.8446	2.5824	-40.00%	20.00%	-8.00%
CAD	1.0515	1.4721	-40.00%	20.00%	-8.00%
NOK	5.9165	8.2831	-40.00%	20.00%	-8.00%
NZD	0.6962	0.4973	-40.00%	20.00%	-8.00%
Sum of weighted Currency Returns =					-40.00%
Basket Ending Level = 100 (1 + Sum of weighted Currency Returns) =					60.00

Example D:  The level of the Basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 0 (zero). Because the Basket Ending Level is 0 (zero), the Basket Return is -100%, calculated as follows:

(0-100)/100 = -100

Because the Basket Return is equal to -100%, which is less than -20%, payment at maturity is equal to $2.00 per $10.00 Security (a loss of $8.00 in principal per $10.00 Security) calculated as follows:

$10.00 + ($10.00 × (-100% + 20%)) = $2.00

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Basket Weighting	Weighted Currency Return
AUD	0.8873	0.4437	-100.00%	20.00%	-20.00%
BRL	1.8446	3.6892	-100.00%	20.00%	-20.00%
CAD	1.0515	2.1030	-100.00%	20.00%	-20.00%
NOK	5.9165	11.8330	-100.00%	20.00%	-20.00%
NZD	0.6962	0.3481	-100.00%	20.00%	-20.00%
Sum of weighted Currency Returns =					-100.00%
Basket Ending Level = 100 × (1 + Sum of weighted Currency Returns) =					0.00
(1)	For an initial investment of $1,000 your payment at maturity, per Security, should be multiplied by 100.
Hypothetical Historical Performance

The following chart shows the hypothetical Basket Ending Level at the end of each month in the period from the month ending February 14, 2000 through February 12, 2010 using a Basket Ending Level indexed to 100 on February 12, 2010 based upon Initial Spot Rates determined on that day. As of February 12, 2010 at 4:00 p.m. New York City time, the AUD/USD Spot Rate was 0.8873, the USD/BRL Spot Rate was 1.8446, the USD/CAD Spot Rate was 1.0515, the USD/NOK Spot Rate was 5.9165 and the NZD/USD Spot Rate was 0.6962. The Basket Ending Level for any prior day was obtained using the formula for the calculation of the Basket Ending Level described above. For purposes of the Securities, the Basket Starting Level has been indexed to 100 on the Trade Date. The hypothetical historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the Basket Ending Level on any given day.

Hypothetical Historical Basket Ending Level

Historical performance is not indicative of future performance. There can be no assurance that the performance of the individual Index Currencies in the 2000 – 2010 periods to date will be repeated in whole or in part.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement and the currency and commodity supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

➢	Partial principal protection only applies if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. If you sell your Securities in the secondary market prior to maturity, you may have to sell them at a significant discount and will not benefit from the principal protection of 20% of the principal amount of your Securities.
➢	The Securities are not fully principal protected and you may lose up to 80% of your initial investment — The Securities are not fully principal protected. The Securities differ from ordinary debt securities in that we will not pay you 100% of your principal amount if the Basket Return is below -20%. In that event, you will lose 1% (or a fraction thereof) of your principal amount for each percentage point (or fraction thereof) that the Basket Return is below -20%. Accordingly, you may lose up to 80% of your initial investment in the Securities.
➢	Market risk — The return on the Securities at maturity is linked to the depreciation of the U.S. dollar relative to the Basket Currencies, and will depend on whether, and the extent to which, the U.S. dollar depreciates against such currencies. The Basket Return will be based on the depreciation of the U.S. dollar versus each of the Basket Currencies during the term of the Securities. The value of the Basket will be affected by movements in the value of the Basket Currencies relative to the U.S. dollar.
➢	Coupon payment — You will not receive interest payments on the Securities over the term of the Securities.
➢	Changes in the levels of the Basket Currencies may offset each other — The Securities are linked to a weighted Basket composed of the Basket Currencies. At a time when the level of one or more currencies in the Basket increases, the level of one or more other currencies in the Basket may not increase as much or may even decline. Therefore, in calculating the Basket Ending Level, increases in the level of one or more of the currencies in the Basket may be moderated, or offset, by lesser increases or declines in the level of one or more other currencies in the Basket.
➢	The amount you receive at maturity may result in a yield that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, your yield may be lower than the yield you would earn if you bought a standard United States dollar-denominated senior non-callable debt security of UBS with the same stated maturity date.
➢	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial loss.
➢	Credit of the Issuer — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any principal protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any principal protection or any other amounts owed to you under the terms of the Securities.
➢	Owning the Securities is not the same as owning Australian dollar, Brazilian real, Canadian dollar, Norwegian krone and New Zealand dollar — The return on your Securities may not reflect the return you would realize if you actually purchased a foreign exchange contract on the Australian dollar, Brazilian real, Canadian dollar, Norwegian krone and New Zealand dollar. The manner in which UBS will calculate a Currency Return will result in a maximum Currency Return for a Basket Currency equal to 100%. As a result, the Basket Return you receive at stated maturity, if any, may be less than you would have received had you invested directly in the Basket Currencies.
➢	The market value of the Securities may be influenced by unpredictable factors — The market value of your Securities may fluctuate between the date you purchase them and the Final Valuation Date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the AUD/USD spot rate, the USD/BRL spot rate, the USD/CAD spot rate, the USD/NOK spot rate and the NZD/USD spot rate on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:
➢	supply and demand for the Securities, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker;
➢	Australian dollar, Brazilian real, Canadian dollar, Norwegian krone, New Zealand dollar and U.S. dollar interest rates;
➢	the time remaining to the Final Valuation Date;
➢	the creditworthiness of UBS; and
➢	volatility of the AUD/USD spot rate, the USD/BRL spot rate, the USD/CAD spot rate, the USD/NOK spot rate and the NZD/USD spot rate.

➢	The AUD/USD spot rate, the USD/BRL spot rate, the USD/CAD spot rate, the USD/NOK spot rate and the NZD/USD spot rate will be influenced by unpredictable factors which interrelate in complex ways — The AUD/USD spot rate, the USD/BRL spot rate, the USD/CAD spot rate, the USD/NOK spot rate and the NZD/USD spot rate are a result of the supply of, and demand for, each currency. Changes in the foreign exchange rate may result from the interactions of many factors, including economic, financial, social and political conditions in the United States, Australia, Brazil, Canada, Norway and New Zealand. These conditions include, for example, the overall growth and performance of the economies of the United States, Australia, Brazil, Canada, Norway and New Zealand, the relative strength of, and confidence in, the U.S. dollar, the trade and current account balance between the United States, Australia, Brazil, Canada, Norway and New Zealand market interventions by the Federal Reserve Board or the respective central banks of Australia, Brazil, Canada, Norway and New Zealand, inflation and expected rates of future inflation, interest rate levels, the performance of the stock markets in the United States, Australia, Brazil, Canada, Norway and New Zealand, the stability of the government of the United States and the governments of Australia, Brazil, Canada, Norway and New Zealand and their respective banking systems, the structure of and confidence in the global monetary system, wars in which the United States, Australia, Brazil, Canada, Norway and New Zealand are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the United States, Australia, Brazil, Canada, Norway and New Zealand and other foreseeable and unforeseeable global or regional economic, financial, political, judicial or other events. Certain relevant information relating to Australia, Brazil, Canada, Norway and New Zealand may not be as well known or as rapidly or thoroughly reported in the United States as comparable to United States developments. Prospective purchasers of the Securities should be aware of the possible lack of availability of important information that can affect the value of the Basket Currencies and must be prepared to make special efforts to obtain such information on a timely basis.

It is not possible to predict the aggregate effect of all or any combination of these factors. Your Securities are likely to trade differently from the market price of the Basket Currencies, and changes in the market price of the Basket Currencies are not likely to result in comparable changes in the market value of your Securities.

➢	The liquidity, trading value and amounts payable under the Securities could be affected by the actions of sovereign governments of the United States, Australia, Brazil, Canada, Norway and New Zealand — Exchange rates of most economically developed nations, including the United States, Australia, Canada, Norway and New Zealand are “floating,” meaning they are permitted to fluctuate in value relative to the U.S. dollar. However, governments of other nations such as Brazil, from time to time, do not allow their currencies to float freely in response to economic forces. Governments, including Australia’s, Brazil’s, Canada’s, Norway’s and New Zealand’s, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Securities is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments of Australia’s, Brazil’s, Canada’s, Norway’s and New Zealand’s which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Securities in the event that exchange rates should become fixed, or in the event of the issuance of a replacement currency or in the event of other developments affecting the Australian dollar, the Brazilian real, the Canadian dollar, the Norwegian krone, the New Zealand dollar and the U.S. dollar or any other currency.
➢	Legal and regulatory risks — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket and, consequently, on the value of the Securities.
➢	Currency markets may be volatile — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. The liquidity, trading value and amount payable under the Securities could be affected by action of the governments of Australia, Brazil, Canada, Norway and New Zealand. These factors may affect the values of the component currencies reflected in the Basket and the value of your Securities in varying ways, and different factors may cause the values of the underlying currencies, as well as the volatility of their prices, to move in inconsistent directions at inconsistent rates.

Market Disruption:  If a Basket Currency is no longer available due to the imposition of exchange controls or other circumstances beyond UBS’s control or is no longer used for settlement of transactions by financial institutions in the international banking community or the foreign exchange market, or if there is no spot exchange rate for the applicable currency pair, the calculation agent, will make its determinations hereunder in good faith and in a commercially reasonable manner taking into consideration all available information that in good faith it deems relevant.

Substitute Currency:  If a Basket Currency is converted into, or there is substituted for the currency, another currency (the “New Currency”) pursuant to applicable law or regulation (the “Relevant Law”), such currency in the currency pair shall be substituted for the New Currency at the conversion rate prescribed in the Relevant Law at the time of such substitution.

Emerging Markets Risk:  One of the Basket Currencies is an emerging market currencies. The possibility exists of significant changes in rates of exchange between a non-emerging market currency and an emerging market currency or between emerging market currencies and the possibility of the imposition or modification of exchange controls by either the U.S. or a foreign government. Such risks generally depend on economic and political events over which UBS has no control and such risks may be more pronounced in connection with emerging market currencies. Governments in emerging market countries have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a currency at the time of payment. You must be willing to accept that fluctuations in spot exchange rates involving one or more emerging market currencies that have occurred in the past are not necessarily indicative of fluctuations that can occur during the term of this investment and that the volatility inherent in emerging market currency transactions could significantly affect the overall return on the investment.

➢	The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.
➢	The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the initial price to public, since the initial price to public included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities, as well as the projected profit included in the cost of hedging our obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.
➢	Historical performance of the AUD/USD spot rate, the USD/BRL spot rate, the USD/CAD spot rate, the USD/NOK spot rate and the NZD/USD spot rate should not be taken as an indication of its future performance of the Basket Currencies during the term of the Securities — It is impossible to predict whether any of the AUD/USD spot rate, the USD/BRL spot rate, the USD/CAD spot rate, the USD/NOK spot rate and the NZD/USD spot rate will rise or fall. The AUD/USD spot rate, the USD/BRL spot rate, the USD/CAD spot rate, the USD/NOK spot rate and the NZD/USD spot rate will be influenced by complex and interrelated political, economic, financial and other factors.
➢	Trading and other transactions by UBS or its affiliates in the foreign exchange and currency derivative market may impair the value of the Securities — We or one or more of our affiliates may hedge our foreign currency exposure from the Securities by entering into foreign exchange and currency derivative transactions, such as options or futures on exchange-traded funds. Our trading and hedging activities may affect the AUD/USD spot rate, the USD/BRL spot rate, the USD/CAD spot rate, the USD/NOK spot rate and the NZD/USD spot rate and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or our affiliates may also engage in trading in instruments linked to the AUD/USD spot rate, the USD/BRL spot rate, the USD/CAD spot rate, the USD/NOK spot rate and the NZD/USD spot rate on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the AUD/USD spot rate, the USD/BRL spot rate, the USD/CAD spot rate, the USD/NOK spot rate and the NZD/USD spot rate. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Securities.

➢	There are potential conflicts of interest between you and the calculation agent — Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount paid out to you on the Securities at maturity. For a fuller description of the calculation agent’s role, see “General Terms of the Securities — Role of Calculation Agent” on page PS-24 of the prospectus supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Basket Currencies has occurred or is continuing on a day when the calculation agent will determine the Basket Ending Level for a particular Basket Currency. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities and your payment at maturity, the calculation agent may have a conflict of interest if it needs to make any such decision.
➢	The business activities of UBS or its affiliates may create conflicts of interest — We and our affiliates expect to engage in trading activities related to the Australian dollar, the Brazilian real, the Canadian dollar, the Norwegian krone and the New Zealand dollar currencies that are not for the account of holders of Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests of UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management.
➢	Potentially inconsistent research, opinions or recommendations by UBS — We and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Basket to which the Securities are linked or the value of the Securities.

➢	You must rely on your own evaluation of the merits of an investment linked to the Basket Currencies — In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in foreign currency exchange rates. These views are sometimes communicated to clients who participate in currency exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign currencies may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in currency exchange markets derive information concerning those markets from multiple sources. In connection with your purchase of the Securities, you should investigate the currency exchange markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future currency exchange rate.
➢	Even though the Australian dollar, the Brazilian real, the Canadian dollar, the Norwegian krone, the New Zealand dollar and the U.S. dollar are traded around-the-clock, if a secondary market develops, the Securities may trade only during regular trading hours in the United States — The spot market for the Australian dollar, the Brazilian real, the Canadian dollar, the Norwegian krone, the New Zealand dollar and the U.S. dollar is a global, around-the-clock market. Therefore, the hours of trading for the Securities may not conform to the hours during which the Australian dollar, the Brazilian real, the Canadian dollar, the Norwegian krone, the New Zealand dollar and the U.S. dollar are traded. To the extent that U.S. markets are closed while the markets for the Australian dollar, the Brazilian real, the Canadian dollar, the Norwegian krone, the New Zealand dollar and the U.S. dollar remain open, significant price and rate movements may take place in such markets that will not be reflected immediately in the price of the Securities on such exchange.
➢	The payment formula for the Securities will not take into account all developments in the Basket Currencies — Changes in the Basket Currencies during the term of the Securities before the Final Valuation Date may not be reflected in the calculation of payment at maturity. Generally, the calculation agent will calculate the payment at maturity by comparing only the Basket Starting Level on the Trade Date and the Basket Ending Level on the Final Valuation Date. No other levels will be taken into account. As a result, the Basket Return may be less than zero even if the Basket Currencies have moved favorably at certain times during the term of the Securities before moving to an unfavorable level relative to the Basket Staring Level on the Final Valuation Date.
➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.
➢	The calculation agent can accelerate or postpone the determination of the Basket Ending Level and the Maturity Date, if a market disruption event occurs on the Final Valuation Date — If the calculation agent determines that a market disruption event has occurred or is continuing on the Final Valuation Date, the Final Valuation Date will be accelerated or postponed until the first business day on which no market disruption event occurs or is continuing. If such an acceleration or postponement occurs, then the calculation agent will instead use the relevant level of the Basket on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the Final Valuation Date be postponed by more than 30 consecutive days for the calculation of the USD/BRL spot rate and 10 consecutive days for the calculation of each the AUD/CAD, USD/CAD , USD/NOK and NZD/USD spot rates. As a result, the Maturity Date for the Securities could also be accelerated or postponed.

If the Final Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Final Valuation Date. If the level of the Basket is not available on the last possible day that qualifies as the Final Valuation Date, either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate in its sole discretion of the level of the Basket that would have prevailed in the absence of the market disruption event or such other reason. See “General Terms of the Notes — Market Disruption Event” on page PS-20 of the prospectus supplement.

➢	Information on the Basket Currencies may not be readily available — There is no systematic reporting of last-sale information for many currencies. Reasonable current bid and offer information may be available in certain brokers’ offices, in bank trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the applicable currency exchange rate relevant for determining the value of the Securities. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for you and other investors to obtain timely, accurate data about the state of the currency markets.

You are urged to review “Risk Factors” in the prospectus supplement for a more detailed description of the risks related to an investment in the Securities.

What are the tax consequences of the Securities?

The tax treatment of your Securities is described under “7. Currency-Linked Notes that it Would be Reasonable to Treat as Forward Contracts” in “Supplemental U.S. Tax Considerations” on page PS-36 of the prospectus supplement. Some of the tax consequences of your investment in the Securities are summarized below, but we urge you to read the more detailed discussion in the prospectus supplement.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Securities as a pre-paid cash-settled forward contract in respect of the Basket and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat your Securities for all tax purposes in accordance with such characterization. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — 7. Currency-Linked Notes that it Would be Reasonable to Treat as Forward Contracts — Alternative Treatments” on page PS-37 of the prospectus supplement or in the manner described below.

If your Securities are treated as a pre-paid cash-settled forward contract, you should recognize gain or loss upon the sale, exchange or maturity of your Securities in an amount equal to the difference between the amount realized at such time and your tax basis in the Securities. In general, your tax basis in your Securities will be equal to the price you paid for them. The gain or loss would generally be ordinary gain or loss but it would be reasonable for you to take the position that you may make an election as of the date you purchased the Securities to treat such gain or loss as capital gain or loss. See page PS-36 of the prospectus supplement for a discussion as to whether the election is available in respect of the Securities and the manner in which such election will be made.

In addition to the alternative treatments discussed in the prospectus supplement on page PS-37, it is also possible that the Internal Revenue Service could seek to characterize your Securities under current law in a manner that results in tax consequences that are different from those described above. In December, 2007, the Internal Revenue Service issued Revenue Ruling 2008-1, which concluded that an instrument with a term of three years that was economically equivalent to a euro-denominated deposit — i.e., an instrument issued for 75 euros, promising market-rate interest in euros, and a return of 75 euros at maturity — should be treated as euro-denominated indebtedness notwithstanding that it is denominated in U.S. dollars (e.g., is issued and repaid for an amount in U.S. dollars that is equal to the current value of 75 euros). We do not believe the Securities are economically equivalent to deposits inthe currencies that make up the Basket, however, because (a) the Securities do not provide for accruals of interest, (b) the performance of the Securities is linked to a basket of currencies, rather than a single currency, (c) the return on the Securities increases by $3.00 for each $1 increase in the value of the Basket (i.e., the Securities are “leveraged”) , and (d) the return on the Securities does not decrease as the value of the Basket decreases until the decrease exceeds 20 percent (i.e. the Securities are “buffered”). We therefore think the better view is that Revenue Ruling 2008-1 does not apply to the Securities. The intended ambit of this ruling is not clear, however, and the Internal Revenue Service could take the view that Revenue Ruling 2008-1 or the principles of Revenue Ruling 2008-1 should apply to your Securities. Under such a view, it is possible that your Securities could be treated as a debt instrument denominated in the currencies that make up the Basket or a series of debt instruments, each ofwhich is denominated in a constituent currency of the Basket. If your Securities are so treated, it is possible that (i) you could be required to accrue interest with respect to the Securities on a current basis even though you will not receive any payments from us until maturity and (ii) some or all of the gain or loss that you might recognize with respect to the Securities could be ordinary gain or loss.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of December 31, 2009 (unaudited)	CHF	USD
	(in millions)
Debt
Short Term Debt issued(1)	86,843	83,875
Long Term Debt issued(1)	143,683	138,773
Total Debt	230,526	222,648
Minority Interest(2)	7,620	7,360
Shareholders’ Equity	41,013	39,612
Total capitalization	279,159	269,620
(1)	Includes Money Market Paper and Medium Term Securities as per Balance Sheet position based on remaining maturities.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.96583 (the exchange rate in effect as of December 31, 2009).

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Securities at the price indicated on the cover of this pricing supplement.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the Securities, into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as a Performance Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection, if any, which may be offered on those products, but it should not be relied upon as a description of any particular Structured Product.

➢	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.
➢	Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
➢	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection,” if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection,” if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the underlying asset does decline below the specified threshold at any time during the term of the securities, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset.

In order to benefit from any type of principal protection, investors must hold the securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.

The returns on UBS structured products are linked to the performance of the relevant underlying asset or index. Investing in a structured product is not equivalent to investing directly in the underlying asset or index. Before investing, investors should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed above, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and a currency and commodity supplement for the various securities we may offer, including the Securities) with the SEC for the offering to which this communication relates. Before you invest, you should read these documents and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by calling toll-free 800-722-7370.